Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark H. Burroughs
(732) 542-2800

	Investors:	Jennifer Beugelmans
(646) 596-7473

	Media:	Dan Budwick
(973) 271-6085
January 14, 2010
OSTEOTECH ANNOUNCES PRELIMINARY FOURTH QUARTER 2009 REVENUE
Company Achieves $26.3 Million in Fourth Quarter Revenue
New Products Contribute $1 Million in Revenue
Eatontown, NJ — January 14, 2010 — Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, today reported preliminary unaudited revenue for the fourth quarter of 2009 of $26.3 million compared with $24.6 million for the same period in 2008. During the fourth quarter, the Company generated $1.0 million in revenue from sales of its new innovative products all currently in limited launch phases. Revenue in the fourth quarter of 2009 also included $3.3 million in revenue from an agreement to license certain of the Company’s tissue processing technology, which, net of related expenses, is expected to contribute approximately $2.3 million to fourth quarter profitability. The Company realized all of the revenue under the arrangement in the fourth quarter of 2009 and will receive the consideration over the next 3.5 years. Based upon the preliminary unaudited fourth quarter results, the Company expects to report approximately $96.7 million in revenue for full year 2009. Excluding the one-time impact on revenue of the new licensing arrangement, the Company expects to report full year 2009 revenue of $93.4 million. The Company previously provided revenue guidance for 2009 of between $92 and $94 million.
Osteotech also reported that it exited 2009 with approximately $10.7 million in cash. The Company’s guidance for its cash position was between $9 and $10 million. In addition, the Company announced that it has expanded its financial flexibility with a new, unused $10 million line of credit established in late December. This new line of credit, coupled with the Company’s cash position and the consideration it will receive for its new licensing agreement, should provide the resources necessary to allow Osteotech to continue to execute its growth strategy throughout 2010.

“Our new products are continuing to gain traction within the physician communities and we are pleased with the overall success of their respective limited launches,” stated Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer. “In particular, the MagniFuse™ Bone Graft has generated over $400,000 in revenue during the fourth quarter following its initial launch in October. Plexur M® Innovative Grafting continues to do very well, having generated approximately $400,000 in revenue during the quarter. Likewise, the FacetLinx™ Fusion System also performed well, generating approximately $200,000 during the quarter. MagniFuse and Plexur M have recently entered the second phases in their respective launch strategies. We believe we can leverage the human clinical data we are accumulating to further expand surgeon interest in the products. We continue to receive very positive feedback from the surgeons using our new products and we are excited about their prospects.
“As we transition into 2010, we are well positioned to begin to see the benefits from our hard work over the last four years,” continued Mr. Owusu-Akyaw. “In addition to the progress we have made in marketing our three newest products, we have also continued to execute our product development strategy. In December 2009, we filed a 510(k) application with the Food and Drug Administration for our Duratech™ BioRegeneration Matrix, which we hope to launch in the United States in mid-2010. We believe we have entered 2010 with strong, positive momentum and we are looking forward to a successful year.”
The Company currently plans to release final financial results for full-year 2009 in late February 2010.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients through the development of innovative therapy-driven products that alleviate pain, promote regenerative and biologic healing and restore function. For further information regarding Osteotech or this press release, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the completion of the Company’s annual financial audit, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For descriptions of these and other factors that could affect our results, see the Company’s most recent Form 10-K and other periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of January 14, 2010 and the Company does not intend to update this information.
###